CAPPED NOTES®	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Capped Notes® Linked to the Best-Performing of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately three years
Market Measure
The best-performing of the S&P 500® Index (Bloomberg symbol: “SPX”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the TOPIX® Index (Bloomberg symbol: “TPX”), each a price return index
Best-Performing Market Measure:
The Index with the highest index return.
The “index return” means, with respect to an Index, an amount (expressed as a percentage, which may be positive or negative) calculated as follows:
Ending Value – Starting Value
Starting Value
Payout Profile at Maturity
●
1-to-1 upside exposure to increases in the Best-Performing Market Measure, subject to the Capped Value
●
1-to-1 downside exposure to decreases in the Best-Performing Market Measure, with up to 100.00% of your principal at risk
Capped Value
[$12.60 to $13.00] per unit, a [26.00% to 30.00%] return over the principal amount, to be determined on the pricing date
Interest Payments
None
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000148105724001261/bofa-32976_424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Best-Performing Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
The Best-Performing Market Measure may have poor performance and may not significantly outperform the lesser-performing Indices.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Indices.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the securities represented by the Indices, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the SX5E and the TPX. In addition, you will not obtain the benefit of any increase in the value of the relevant currencies against the U.S. dollar, which you would have received if you had owned the securities represented by the Index during the term of your notes, although the levels of the SX5E or the TPX may be adversely affected by general exchange rate movements in the market.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Index Return of Best-Performing Market Measure
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-75.00%
$2.50
-75.00%
-50.00%
$5.00
-50.00%
-40.00%
$6.00
-40.00%
-30.00%
$7.00
-30.00%
-20.00%
$8.00
-20.00%
-10.00%
$9.00
-10.00%
-5.00%
$9.50
-5.00%
0.00%
$10.00
0.00%
2.00%
$10.20
2.00%
5.00%
$10.50
5.00%
10.00%
$11.00
10.00%
28.00%
   $12.80(1)
28.00%
30.00%
$12.80
28.00%
40.00%
$12.80
28.00%
50.00%
$12.80
28.00%
(1)     The Redemption Amount per unit cannot exceed the hypothetical Capped Value.